UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 5, 2024

BIO-TECHNE CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Minnesota	0-17272	41-1427402
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

55413
614 McKinley Place NE Minneapolis, Minnesota 55413
(Address of Principal Executive Offices) (Zip Code)

(612) 379-8854
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	TECH	NASDAQ

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

☐   Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Officer Appointment

On January 5, 2024, Bio-Techne Corporation (the “Company”) announced the appointment of Dr. Matthew McManus, age 55, as President – Diagnostics and Genomics Segment (“President DGS”) effective January 8, 2024. Dr. McManus recently served as Chief Operating Officer of Azenta, Inc. from January 2022 to October 2022 and has served as a strategic advisor to the Azenta CEO since October 2022. Dr. McManus was previously Senior Vice President and General Manager of the Molecular Diagnostics Division at the Company from September 2021 to January 2022 following the Company’s acquisition of Asuragen, where Dr. McManus had previously served as President and CEO beginning in August 2014.

Employment Terms

On January 4, 2024, Dr. McManus entered into an executive employment agreement (the “Employment Agreement”) with the Company, which provides the terms of his service as President DGS. The Employment Agreement has an initial term of three years commencing on January 8, 2024. The Employment Agreement provides for an annual base salary of $550,000, which will be annualized for the portion of the year actually served. For future fiscal years, Dr. McManus’s compensation will be subject to annual review by the Compensation Committee of the Company’s Board of Directors.

In addition, the Employment Agreement provides for an annual cash incentive bonus at a target amount of 90% of Dr. McManus’s base salary, annualized based on the time in the role. The amount of annual cash incentive earned will be determined based on performance standards established by the Compensation Committee pursuant to the terms of the Company’s Management Incentive Plan. Dr. McManus will also be eligible for paid time off, participation in any other employee benefit plans generally available to the Company’s employees, and certain other benefits as set forth in the Employment Agreement.

The Employment Agreement further provides for the grant on the commencement of Dr. McManus’s appointment as President DGS of one-time award of restricted stock units grant with a grant date value of $950,000 pursuant to the Company’s 2020 Equity Incentive Plan, as amended to date (the “Plan”). The restricted stock unit grant will vest in equal installments on the first three anniversaries of the grant date.

The Employment Agreement additionally provides for the grant on the commencement of Dr. McManus’s appointment as President DGS of the following annual equity awards (in each case annualized for the number of months Dr. McManus will be employed by the Company during FY2024): (i) time-vested stock options with a grant date value of approximately $950,000, (ii) a performance-vested stock option with a grant date value of approximately $475,000, and (iii) performance-based restricted stock units with a grant date value of $475,000 in each pursuant to the terms of the Plan. The stock options will have an exercise price equal to the closing price of the Company’s common stock on the date of grant. The time-vested option will vest in equal installments on the first four anniversaries of the grant date. The performance-vested option and performance-vesting restricted stock units will vest if, and only if, the Company achieves certain performance goals established by the Compensation Committee.

The Employment Agreement may be terminated at any time by either party upon written notice. If the Employment Agreement is terminated in certain circumstances, such as by the Company without Cause, by the Company following a Change in Control, or by Dr. McManus for Good Reason (each such capitalized term as defined in the Employment Agreement), the Company will be required to pay severance to Dr. McManus in an amount equal to one year of his then-current base salary, a prorated portion of annual cash incentive compensation, and health insurance coverage for one year. Any severance paid to Dr. McManus will be paid in exchange for Dr. McManus’s release of claims against the Company.

The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the Employment Agreement, which is included herewith as Exhibit 10.1.

Related-Party Transactions

There is not currently, nor has there been since June 30, 2022, any transaction with the Company or any of its subsidiaries or affiliates in which Dr. McManus has or had a direct or an indirect material interest.

Item 8.01 Other Events

A copy of the press release issued by Bio-Techne Corporation on January 5, 2024 is attached hereto as Exhibit 99.1.

Item 9.01.      Financial Statements and Exhibits

Exhibit No.	Description
10.1	Executive Employment Agreement, dated January 4, 2024, between the Company and Matthew McManus

99.1	Press Release, dated January 5, 2024

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIO-TECHNE CORPORATION

Date: January 8, 2024	By:	/s/ Shane V. Bohnen
Shane V. Bohnen
Senior Vice President, General Counsel and Corporate Secretary